EXHIBIT 3(n)

              Limited Partnership Agreement ofCRIIMI MAE Services
                                Limited Partnership






                        LIMITED PARTNERSHIP AGREEMENT OF
                     CRIIMI MAE SERVICES LIMITED PARTNERSHIP

     THIS LIMITED PARTNERSHIP AGREEMENT ("Agreement") of CRIIMI MAE Services Limited Partnership (the "Partnership") shall be effective as of June 1, 1995, between CRIIMI MAE Management, Inc., a Maryland corporation (the "General Partner"), and CRIIMI MAE Services, Inc., a Maryland corporation (the "Limited Partner").


                                    ARTICLE I

     1.1 Definitions. In addition to the defined terms set forth herein, the capitalized terms set forth in Appendix A shall have the meanings set forth in Appendix A.


                                   ARTICLE II

                      FORMATION, NAME, PURPOSES AND OFFICES

     2.1 Organization. The Partners hereby confirm and ratify the organization and formation of the Partnership as a limited partnership pursuant to the provisions of the Act for the limited purposes set forth in Section 2.3 below and upon the terms and conditions set forth in this Agreement.

     2.2 Partnership Name. The name of the Partnership shall be CRIIMI MAE Services Limited Partnership, and all business of the Partnership shall be conducted in such name or such other name as the General Partner shall select.

     2.3  Purposes.  The purposes and business of the Partnership shall be to
(a) perform any and all activities related to the origination, management, servicing, holding and/or disposition of real estate loans, (b) provide real estate advisory, asset management, and other services to commercial entities, and (c) engage in any and all activities related or incidental to the foregoing.

     2.4 Registered Office. The registered office of the Partnership in the State of Maryland is The CRI Building, 11200 Rockville Pike, Rockville, Maryland 20852 and the name of the registered agent for service of process is CRICO Services Corporation. The General Partner may change the registered office of the Partnership to any other place within the State of Maryland upon ten (10) days' written notice to the Limited Partners and the preparation and filing of an amendment of the Certificate of Limited Partnership of the Partnership reflecting such change, if required. The principal office of the Partnership shall be located at The CRI Building, 11200 Rockville Pike, Rockville, Maryland 20852. The Partnership may maintain other offices at such other locations as the General Partner shall determine from time to time.

     2.5 Term. The term of the Partnership shall commence on the filing of a Certificate of Limited Partnership in the State of Maryland, and shall continue until the earlier of (i) December 31, 2034; or (ii) the winding up and liquidation of the Partnership and its business following an event of dissolution as described in Section 9.1 hereof.

     2.6  Filings.

          (a) The General Partner shall take any and all actions reasonably necessary to perfect and maintain the status of the Partnership as a limited partnership under the laws of the State of Maryland and any other states or jurisdictions in which the Partnership engages in business. The General Partner shall cause amendments to the Certificate to be filed whenever required by the Act and/or such other laws. Such amendments may be executed by the General Partner on behalf of the Partnership and the Limited Partners.

          (b) Upon the dissolution of the Partnership, the General Partner shall promptly execute and cause to be filed a certificate of cancellation in accordance with the Act and other filings required under the laws of any other states or jurisdictions in which the Partnership conducts business.

          (c) The General Partner shall promptly deliver copies of all filings made on behalf of the Partnership in accordance with this Section to the Limited Partners.

     2.7 Independent Activities. Except as otherwise agreed to in writing, each of the Partners and any Affiliates shall be free to engage in, to conduct or to participate in any business or activity whatsoever, including, without limitation, the ownership and/or servicing of real estate mortgages. The General Partner, in the exercise of its rights, powers and authority under this Agreement, may contract or otherwise deal with or otherwise obligate the Partnership to entities in which the General Partner or any one or more of its or any Affiliate's, officers, directors, employees, agents, stockholders or partners may have a direct or indirect ownership or other financial interest. Neither this Agreement nor any activity undertaken pursuant hereto shall prevent any Partner from engaging in the activities specified above, or require any Partner to permit the Partnership or any Partner to participate in any such activities, and as a material part of the consideration for the execution of this Agreement by each Partner, each Partner hereby waives, relinquishes and renounces any such right or claim of participation.


                                   ARTICLE III

                    PARTNER'S CAPITAL CONTRIBUTIONS AND LOANS

     3.1 Capital Contributions of the Partners. Each Partner shall make initial Capital Contributions as set forth below which Capital Contributions are agreed to have the values set forth to the immediate right of the Partner's name on Exhibit A hereto. The Partners shall not be required to make any Additional Capital Contribution to the Partnership.

          (a) The General Partner will contribute the following assets to the Partnership together with any and all rights which the General Partner may have with respect to such assets:

                       Asset                    Value

          Pooling and Servicing              $538,000
          Agreement and Subservicing
          Agreement with Respect to
          Series 1994-MC1

          Software License Agreement         $0
          dated November 12, 1992, between
          Financial Industry Computer
          Systems, Inc. and C.R.I., Inc.

          (b) The Limited Partner will contribute the following assets to the Partnership together with any and all rights which the Limited Partner may have to such assets including, but not limited to, all rights of the Limited Partner under the agreements pursuant to which the Limited Partner acquired such assets:


                         Assets                             Value


               Four separate Submanagement Agreements       $5,198,418
               each dated as of March 1, 1991 between
               AIM Acquisition Partners, L.P. and
               CRI/AIM Management, Inc. dealing,
               respectively, with respect to American
               Insured Mortgage Investors, Integrated
               Resources American Insured Mortgage Investors
               - Series 85, American Insured Mortgage
               Investors - Series 86, and American Insured
               Mortgage Investors L.P. - Series 88.

               Servicing Agreements previously held         $1,387,546
               by CRICO Mortgage Company, Inc., being
               listed on the attached Appendix B.

          (c) Each Partner warrants that it has full power and authority to assign the assets being contributed by it. Each Partner will hold the Partnership harmless from any claim that such Partner lacks the authority to assign the assets being contributed by it.

          (d) The Partnership will assume all of the obligations under each agreement contributed to it except that the contributing Partner will hold the Partnership harmless from any and all liabilities which accrued prior to, or are the result of events which occurred prior to, the effective date of the contribution.

     3.2 Additional Capital Contributions; Loans. With the consent of the General Partner, any Partner may from time to time make Additional Capital Contributions or loans to the Partnership. The General Partner shall give to the Limited Partners prompt written notice of the making of any Additional Capital Contribution or loan. Any such loan made to the Partnership shall be evidenced by a promissory note, which promissory note shall bear interest at the lesser of (x) the highest rate permit by applicable law, or (y) the Prime Rate plus two percent. The General Partner shall be entitled to use its discretion and judgment in determining when Additional Capital Contributions or loans are desirable.

     3.3 Capital Accounts. A separate Capital Account shall be established for each Partner (each a "Capital Account") on the books of the Partnership on the date on which such Partner makes its initial Capital Contribution, as provided herein, and maintained in the manner set out in Appendix A. The foregoing provisions and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 1.704-1(b) and 1.704-2 of the Regulations and shall be interpreted and applied in a manner consistent with such Regulations.

     3.4  Other Matters.

          (a) Except as otherwise provided in Section 4.1 and 10.1 of this Agreement, no Partner shall demand or receive a return of its Capital Contribution. Under circumstances requiring a return of any Capital Contribution, no Partner shall have the right to receive property other than cash except as may be specifically provided herein or as agreed to by the General Partner and a Majority in Interest of the Limited Partners.

          (b) No Partner shall receive any interest with respect to its Capital Contribution or its Capital Account, except as otherwise provided in this Agreement.

          (c) The Limited Partners shall not be personally liable for the debts, liabilities, contracts or any other obligations of the Partnership.


                                   ARTICLE IV

                                  DISTRIBUTIONS

     4.1 Distributions of Net Cash Flow. The Partnership shall distribute to the Partners any Net Cash Flow at such times as the General Partner shall reasonably determine to be appropriate, but not less frequently than quarterly; provided, however, to the extent a distribution or payment of cash would, with the passage of time or the giving of notice or both, become an event of default under any Partnership contract or obligation, the distribution or payment of Net Cash Flow shall be limited to such amount that would not precipitate such an event of default. Distributions of Net Cash Flow shall be made proportionately to all Partners in accordance with their percentages of Partnership Interest as such percentages may change from time to time.

                                    ARTICLE V

                                   ALLOCATIONS

     5.1 Allocation of Profits. After giving effect to the special allocations set forth in Sections 5.3 and 5.4 hereof, Profits for any Fiscal Year shall be allocated to the Partners in the following order:

          (a) first, to the Partners having deficit balances in their Capital Accounts (computed after taking into account any other Profits or Losses for the Fiscal Year and all distributions pursuant to Article IV with respect to such Fiscal Year and after adding back each Partner's share, if any, of Partner Nonrecourse Debt Minimum Gain or Partnership Minimum Gain) in proportion to such deficits until the deficits are eliminated; and

          (b) any remaining such Profits shall be allocated proportionately to all Partners in accordance with their percentages of Partnership Interest as such percentages may change from time to time.

     5.2 Allocations of Losses. After giving effect to the special allocations set forth in Section 5.3 and 5.4 hereof, Losses for any Fiscal Year shall be allocated as set forth in Section 5.2(a) below, subject to the limitation of
Section 5.2(b) below.

          (a) Losses for any Fiscal Year shall be allocated among the Partners so as to produce balances in the Capital Accounts (computed as described in clause (a) of Section 5.1) after the allocation of Profits pursuant to this clause (a) for the Partners such that a distribution of an amount of cash equal to such Capital Account Balances at the end of the Fiscal Year in accordance with such Capital Account balances would be in the amounts, sequences and priority set forth in Article IV.

          (b) The Losses allocated pursuant to Section 5.2(a) hereof shall not exceed the maximum amount of Losses that can be so allocated without causing any Limited Partner to have an Adjusted Capital Account Deficit (determined after all cash distributions for the Fiscal Year) at the end of the Fiscal Year for which the allocation relates. All Losses in excess of the limitation set forth in the preceding sentence shall be allocated among those Limited Partners which will not have an Adjusted Capital Account Deficit at the end of the Fiscal Year in the ratio of their relative Partnership Interests. In any Fiscal Year in which all the Limited Partners will have an Adjusted Capital Account Deficit, all Losses in excess of the limitations described in the first two sentences of this
     Section 5.2(b) shall be allocated to the General Partner.

     5.3 Special Allocations. The following special allocations shall be made in the following order:

          (a) Minimum Gain Chargeback. Notwithstanding any other provisions of this Article V, except as provided in Regulation Section 1.704-2(f), if there is a net decrease in Partnership Minimum Gain during any Fiscal Year, each Partner shall be allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner's share of the net decrease in Partnership Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section 5.3(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

          (b) Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Article V (other than Section 5.3(a), except as provided in Regulation Section 1.704-2(i)(4)), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership Fiscal Year, any Partner with a share of Partner Nonrecourse Debt Minimum Gain, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be allocated items of Partnership income and gain for such period (and if necessary, subsequent periods) in an amount equal to such Partner's share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Section 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section 5.3(b) is intended to comply with the minimum gain chargeback requirement in Section 1.704(i)(4) of the Regulations and shall be interpreted consistently therewith.

          (c) Qualified Income Offset. In the event any Limited Partner unexpectedly receives any adjustments, allocations, or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or
     1.704-1(b)(2)(ii)(d)(6) of the Regulations, items of Partnership income and gain shall be specially allocated to each such Limited Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Limited Partner as quickly as possible, provided that an allocation pursuant to this
     Section 5.3(c) shall be made only if and to the extent that such Limited Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.3(c) were not in this Agreement. This Section 5.3(c) is intended to constitute a "qualified income offset" within the meaning of Regulations Section 1.704-1(b)(2)(ii), and shall be interpreted consistently therewith.

          (d) Gross Income Allocation. In the event any Limited Partner has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Limited Partner is obligated to restore pursuant to any provision of this Agreement and (ii) the amount such Limited Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5), each such Limited Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 5.3(d) shall be made only if and to the extent that such Limited Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article V have been made as if Section 5.3(c) and
     Section 5.3(d) were not in this Agreement.

          (e) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be allocated to the Partners in accordance with their Partnership Interests.

          (f) Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Fiscal Year or other period shall be specifically allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

          (g) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Sections 1.704-1(b)(2)(iv)(m)(2) or (4), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

          (h) Allocation of Self Charged Interest. If a Partner makes a loan to the Partnership, to the extent permitted under Regulations Section 1.469-7, the Partnership shall allocate to such Partner any interest deduction specially incurred by the Partnership as a result of such loan; provided, however, that this Section 5.3(h) shall not affect the amount of income or loss otherwise allocable to such Partner.

     5.4 Curative Allocations. The allocations set forth in Section 5.2(b), 5.3(a), 5.3(c), 5.3(d), 5.3(e), 5.3(f) and 5.3(g) hereof (the "Regulatory
Allocations") are intended to comply with certain requirements of the Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss or deduction pursuant to this Section 5.4. Therefore, notwithstanding any other provision of this Article V (other than the Regulatory Allocations and the following sentence), the General Partner shall make such offsetting special allocations of Partnership income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of this Agreement and all Partnership items were allocated pursuant to Section 5.1, 5.2(a), 5.3(h) and 5.5 hereof. Notwithstanding the previous sentence, the General Partner shall not be required to make special allocations to income or gain under this Section 5.4 to offset Regulatory Allocations previously made under Sections 5.3(e) and 5.3(f) hereof.

     5.5  Other Allocation Rules.

          (a) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the General Partner using any permissible method under Code Section 706 and the Regulations thereunder.

          (b) All allocations to the Limited Partners pursuant to this Article V shall, except as otherwise expressly provided, be divided among them in proportion to the Partnership Interests held by each. In the event there is more than one General Partner, all such allocations to the General Partner shall be divided among them as they may agree.

          (c) Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Partners in the same proportions as they share Profits or Losses, as the case may be. However, notwithstanding any other provision of this Agreement other than Section 5.6 below, the General Partner shall be allocated not less than 1% of each item of Partnership income gain, loss, deduction or credit, except to the extent such an allocation would be contrary to the provisions of Section 704(b) or (c) of the related income tax regulations.

          (d) The Partners are aware of the income tax consequences of the allocations made by this Article V and hereby agree to be bound by the provisions of this Article V in reporting their shares of Partnership.

          (e) Solely for purposes of determining a Partner's proportionate share of the "excess nonrecourse liabilities" of the Partnership within the meaning of Regulations Section 1.752-3(a), the Partners' interests in Partnership profits shall be determined by the General Partner.

          (f) To the extent permitted by Sections 1.704-2(h) and 1.704-2(i)(6) of the Regulations, the General Partner shall endeavor to treat distributions as having been made from the proceeds of a Nonrecourse Liability or a Partner Nonrecourse Debt only to the extent that any such distribution would cause or increase an Adjusted Capital Account deficit for any Limited Partner.

     5.6  Tax Allocations:  Code Section 704(c).  In accordance with Code
Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value (computed in accordance with subparagraph (i) of the definition of Gross Asset Value). In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 5.6 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner's Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.


                                   ARTICLE VI

                     MANAGEMENT OF THE PARTNERSHIP; OPTIONS

     6.1  Management.

          (a) Except as otherwise expressly set forth herein, the management and control of the business and affairs of the Partnership shall be exclusively vested in the General Partner who shall have the sole and exclusive right to manage the business of the Partnership and shall have all of the rights and powers which may be possessed by general partners under the Act. The General Partner agrees to carry out the purposes and business of the Partnership in accordance with this Agreement; to devote to the Partnership's business such time as reasonably shall be required; to perform, or cause and supervise the performance of, all supervisory, management and operational services and functions of the Partnership; and to conduct the affairs of the Partnership in the best interest of the Partnership and the Partners.

          (b) Except as otherwise permitted by this Agreement or applicable law, the Limited Partners acting in their capacity as Limited Partners shall not have any right to participate in the management or control of the Partnership or its business and affairs, to bring an action for partition or sale in connection with the property or assets of the Partnership, whether real or personal, or to act for or bind the Partnership in any way.

     6.2 Restrictions on Authority of General Partner. Notwithstanding Section 6.1, the General Partner shall not have the authority to do any of the following without the prior written consent of all of the Limited Partners:

                 (i) do any act which would make it impossible to carry on the ordinary business of the Partnership, except as otherwise specifically permitted by this Agreement, including, without limitation, Section 6.1 hereof;

                (ii)     do any act in contravention of this Agreement;

               (iii)     extend the term of the Partnership; or

                (iv) perform any act that would subject any Limited Partner to liability as a general partner.

     6.3  Indemnification of the General Partner.

          (a) THE PARTNERSHIP, ITS RECEIVER, OR ITS TRUSTEE SHALL INDEMNIFY, SAVE HARMLESS, AND PAY ALL JUDGMENTS AND CLAIMS AGAINST THE GENERAL PARTNER RELATING TO ANY LIABILITY OR DAMAGE INCURRED BY REASON OF ANY ACT PERFORMED OR OMITTED TO BE PERFORMED BY THE GENERAL PARTNER IN CONNECTION WITH THE BUSINESS OF THE PARTNERSHIP, INCLUDING ATTORNEYS' FEES INCURRED BY THE GENERAL PARTNER IN CONNECTION WITH THE DEFENSE OF ANY ACTION BASED ON SUCH ACT OR OMISSION, INCLUDING ANY ACT OR OMISSION WHICH CONSTITUTES NEGLIGENCE.

          (b) IN THE EVENT OF ANY ACTION BY A LIMITED PARTNER AGAINST THE GENERAL PARTNER, INCLUDING A PARTNERSHIP DERIVATIVE SUIT, THE PARTNERSHIP SHALL INDEMNIFY, SAVE HARMLESS, AND PAY ALL EXPENSES OF THE GENERAL PARTNER, INCLUDING ATTORNEYS' FEES, INCURRED IN THE DEFENSE OF SUCH ACTION, BUT ONLY IF THE GENERAL PARTNER IS SUCCESSFUL IN SUCH ACTION.

          (c) NOTWITHSTANDING THE PROVISIONS OF SECTIONS 6.3(a) AND (b) ABOVE, THE GENERAL PARTNER SHALL NOT BE INDEMNIFIED FROM ANY LIABILITY, CLAIM, COST OR EXPENSE RESULTING FROM THE FRAUD, BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE GENERAL PARTNER OR A BREACH OF THIS AGREEMENT BY THE GENERAL PARTNER WHICH CONSTITUTES FRAUD, BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

     6.4 Partnership Expenses. All reasonable third party expenses incurred by the General Partner (or any third party hired by the General Partner) for performing the services described in Article VI hereof shall constitute Operating Expenses. The General Partner shall not be required to use its own funds in carrying out any of its responsibilities under this Agreement. In the event that the General Partner uses its own funds to pay for Operating Expenses, the Partnership shall reimburse the General Partner within ten (10) days following receipt of evidence of such expenditure made by the General Partner out of its own funds.

     6.5 Insurance. The General Partner shall cause the Partnership to obtain and keep in force, or cause to be obtained and kept in force, during the term hereof, all insurance necessary or appropriate for entities operating in the Partnership's line of business, and the cost thereof shall be considered an Operating Expense.

     6.6 Partnership Accounts. The General Partner shall establish and maintain one or more depository accounts ("Partnership Accounts") for funds of the Partnership at depositories selected by the General Partner. The Partnership Accounts shall be administered in accordance with any contractual agreements to which the Partnership is a party or by which it is bound, and subject thereto, in accordance with the business judgment of the General Partner. The General Partner shall notify the Limited Partners in writing of the location and account numbers of all Partnership Accounts. All funds of the Partnership shall be deposited in one of the Partnership Accounts and used exclusively for Partnership purposes. No Partner shall commingle any other funds with the funds of the Partnership in the Partnership Accounts.

     6.7 Approval of Limited Partners. Unless a different percentage vote is expressly indicated, all actions taken or approvals given by Limited Partners shall require the approval of a Majority in Interest of the Limited Partners.

     6.8 Reliance by Third Parties. Notwithstanding any other provision of this Agreement to the contrary, no lender, purchaser or other Person, including any purchaser of Property from the Partnership or any other Person dealing with the Partnership, shall be required to verify any representation by the General Partner as to its authority to encumber, sell, or otherwise use or deal with any assets or properties of the Partnership, and any such lender, purchaser, or other Person shall be entitled to rely exclusively on such representation and shall be entitled to deal with the General Partner as if it were the sole party in interest therein, both legally and beneficially.


                                   ARTICLE VII

                                BOOKS AND RECORDS

     7.1  Books and Records; Periodic Reporting.

          (a) The Partnership shall keep accurate and complete books of account and records on an accrual basis showing the assets and liabilities, operations, transactions and financial condition of the Partnership in accordance with the accounting principles used by the Partnership for federal income tax purposes. All financial statements shall be accurate and in all material respects shall present fairly the financial position and results of operation of the Partnership. The books of account and records of the Partnership shall at all times be maintained at the principal office of the Partnership.

          (b) No later than one hundred twenty (120) days after the end of each Fiscal Year, the General Partner shall furnish the Limited Partners with financial statements of the Partnership, including balance sheets and income statements. If the General Partner causes financial statements to be prepared for periods other than annual periods, the General Partner shall furnish the Limited Partners with such financial statements within a reasonable time after such financial statements are prepared and received by the General Partner.

          (c) The Partnership's federal, state and local income and other tax returns shall be prepared, at the expense of the Partnership, by a firm of certified public accountants selected by the General Partner (the "Partnership Accountants"). All tax returns shall be signed on behalf of the Partnership and filed by the General Partner.

     7.2 Right to Inspection. Each Limited Partner shall have the right at all reasonable times upon reasonable notice to examine and copy at its expense the books and records of the Partnership, which books and records shall be maintained in the State of Maryland.

     7.3 Tax Matters Partner. The General Partner is hereby designated as the tax matters partner of the Partnership.

     7.4 Tax Elections. The Partnership shall be treated, and shall file its tax returns, as a partnership for federal, state and local income and other tax purposes. If any Partner receives notice of a tax examination of the Partnership by any federal, state or local authority, it shall promptly give notice thereof to the other Partners. All elections permitted to be made by the Partnership under the Code shall be made by the General Partner. At the discretion of the General Partner, the Partnership may make an election under 754 of the Code.


                                  ARTICLE VIII

                ADMISSION AND WITHDRAWAL OF PARTNERS; ASSIGNMENT

     8.1  Admission of New Limited Partners.

          (a) Subject to Section 8.1(b) and (c) below, with the written consent of the General Partner, which consent may be arbitrarily withheld in the sole discretion of the General Partner, the Partnership may admit one or more new Limited Partners. Any Limited Partner so admitted shall (i) make a Capital Contribution, and (ii) have a Partnership Interest, in such amounts as shall be determined by the General Partner.

          (b) No new Partner shall be admitted to the Partnership (i) if the effect of such admission would be the termination of the Partnership pursuant to Code Section 708(b)(1)(B); or (ii) if such admission would, with the giving of notice, the passage of time or both, render untrue any representation or warranty made by the Partnership in, or violate the terms of, or constitute a breach of or a default under, this Agreement, or any other agreement, document, contract or instrument to which the Partnership is a party or by which the Partnership or its assets is bound.

          (c) The admission of any new Partner to the Partnership (i) may be conditioned on the receipt by the Partnership of opinions of counsel acceptable to the General Partner with respect to compliance by the Partnership and the new Partner with securities, tax and other laws and such other matters as the General Partner may deem appropriate; and (ii) shall be conditioned on the confirmation by the new Partner of the accuracy of the representations and warranties, and the agreement of such new Partner to be bound by the covenants contained in Article XI of this Agreement, insofar as such representations, warranties and covenants pertain to such new Partner.

     8.2  Withdrawal of a Partner.

          (a)  The General Partner may not withdraw from the Partnership.

          (b) Except for removals contemplated in Section 8.3, no Limited Partner may withdraw from the Partnership without the written consent of the General Partner. In granting such consent, the General Partner shall condition the withdrawal of the withdrawing Limited Partner on such matters as the General Partner may deem appropriate, and, in granting such consents, shall determine
(i) the extent, if any, to which such withdrawing Partner shall retain an interest in the Partnership; (ii) the terms and conditions on and timing of the return of such withdrawing Partner's capital; and (iii) the extent, if any, to which such withdrawing Partner shall remain obligated or liable for obligations and liabilities of the Partnership and/or at risk with respect to ongoing Partnership operations.

          (c) No Limited Partner may withdraw from the Partnership if the effect of such withdrawal would, with the giving of notice, the passage of time, or both, render untrue any representation or warranty made by the Partnership in, or violate the terms of or constitute a breach of or a default under this Agreement, the Purchase Agreement, the Contribution Agreement or any other agreement, document, contract or instrument to which the Partnership is a party or by which the Partnership or its assets is bound.

          (d) On the withdrawal of a Limited Partner from the Partnership in accordance with this Section, such Limited Partner shall cease to be a Partner for all purposes.

     8.3  Assignment.

          (a) No Partner nor any assignee or successor in interest of a Partner may, without the prior written consent of the General Partner, assign, pledge, hypothecate, encumber or otherwise transfer all or any portion of its Partnership Interest or rights and/or obligations hereunder (an "Assignment"). Such consent may be arbitrarily withheld in the sole discretion of the General Partner. Without the written consent of the other Partners, which consents may be arbitrarily withheld in the sole discretion of such Partner, an assignee shall not become a Partner, and, in any event, each assignee shall execute an instrument in form and substance satisfactory to the General Partner agreeing to be bound by this Section 8.3 and any other appropriate provisions of this Agreement. Notwithstanding anything contained in this Agreement to the contrary, in no event may a Partner, an assignee of a Partner or a successor in interest of a Partner make an Assignment or otherwise transfer all or any portion of its Partnership Interest if such action would with the giving of notice, the passage of time or both, render untrue any representation or warranty made by the Partnership in, or violate the terms of, or constitute a breach of or a default under this Agreement, the Purchase Agreement, the Contribution Agreement or any other agreement, document, contract or instrument to which the Partnership is a party, or by which the Partnership or its assets is bound. The Partnership may condition any such Assignment, including an Assignment not requiring the consent of the Partners, on the receipt by the Partnership of opinions of counsel acceptable to the Partnership with respect to compliance by the Partnership and the assigning Partner with securities, tax and other laws and such other matters as the General Partner may deem appropriate.

          (b) Any Partner that has assigned all of its Partnership Interest shall cease to be a Partner for purposes of this Agreement; provided, however, that such Partner shall remain liable for its obligations under this Agreement incurred prior to the Assignment of its Partnership Interest, and shall remain liable to the Partnership and the other Partners for the actions and omissions of such Partner prior to the Assignment of its Partnership Interest.

          (c) Any purported Assignment other than in accordance with the provisions of this Section shall be void ab initio.

          (d) Notwithstanding the foregoing, in no event may the provisions of this Section be initiated if the operation of this Section could, with the giving of notice, the passage of time or both, violate the terms of, or constitute a breach of or a default under, any agreement, document, contract or instrument to which the Partnership is a party to or by which the Partnership or its assets is bound.


                                   ARTICLE IX

                           DISSOLUTION OF PARTNERSHIP

     9.1 Dissolution Events. The Partnership shall be dissolved upon the occurrence of any of the following events:

          (a) The voluntary agreement of all Partners to dissolve the Partnership;

          (b)  The expiration of the term specified in Section 2.5;

          (c) The bankruptcy, retirement, resignation, expulsion or withdrawal of the General Partner; and

          (d) Any other act by or with respect to the Partnership or any Partner constituting a dissolution under applicable law.

     9.2 Notice of Dissolution. In the event of the occurrence of any of the events described in Section 9.1(c) with respect to a Defaulting Partner, the Non-Defaulting Partners shall have the right and option, exercisable unanimously at any time thereafter (until all of such events have been fully cured) by notice (the "Dissolution Notice") to the Defaulting Partner, to dissolve and wind up the Partnership; and any such termination, dissolution and winding up shall take effect immediately upon the giving of such Dissolution Notice and pursuant to Article X.

     9.3 Reconstitution of the Partnership. On the occurrence of an event described in Section 9.1(a) or (b), the Partnership shall be liquidated, and the affairs of the Partnership shall be wound up in accordance with the provisions of Article X. On the occurrence of an event described in Section 9.1(d), upon the unanimous consent within ninety days after such event of all of the Partners not causing the dissolution of the Partnership, the Partnership shall continue the business of the Partnership without interruption to the extent permitted under applicable law.


                                    ARTICLE X

                         LIQUIDATION OF THE PARTNERSHIP

     10.1 Liquidation. In the event of dissolution of the Partnership where the business of the Partnership shall not be continued, liquidation shall occur.
The General Partner shall supervise the liquidation of the Partnership unless a wrongful act of the General Partner dissolved the Partnership or the Limited Partners elect another Partner to do so. In the event of any liquidation of the Partnership under this Agreement or the Act, except as otherwise provided herein, the proceeds of liquidating the Partnership shall be applied and distributed in the following order of priority (each time to be satisfied in full in the order listed below before any of such proceeds are allocated to the subsequent item):

          (a) First, to creditors, including Partners who are creditors (to the extent not otherwise prohibited by law), in satisfaction of liabilities of the Partnership (whether by payment or the making of reasonable provision for payment therefor), other than liabilities for which reasonable provision for payment has been made and liabilities for interim distributions to Partners and distributions to Partners on withdrawal; then

          (b) Second, to the setting up of any reserves which the supervising Partner (or, if applicable, the liquidating trustee) determines to be reasonably necessary for any contingent liabilities of the Partnership or of any Partner arising out of, or in connection with, a Partnership liability; then

          (c)  Finally, the balance, if any, to the Partners in accordance with
     Section 4.1.

     10.2 Compliance with Timing Requirements of Regulations. In the event the Partnership is "liquidated" within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g):

                 (i) distributions shall be made pursuant to this Article X to the Partners who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2);

                (ii) if the General Partner's Capital Account has a deficit balance (after giving effect to all contributions, distributions, and allocations for all taxable years, including the year during which such liquidation occurs), the General Partner shall contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(3);

               (iii) if any Limited Partner has a deficit balance in its Capital Account (after giving effect to all contributions, distributions, and allocations for all taxable years, including the year during which such liquidation occurs), such Limited Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other person for any purpose whatsoever.

     10.3 Deemed Distribution and Reconstitution.   Notwithstanding any other
provision of this Article X, in the event the Partnership is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) but the Partnership is not liquidated under this Article X, the property of the Partnership shall not be liquidated, the Partnership's liabilities shall not be paid or discharged, and the Partnership's affairs shall not be wound up. Instead, the Partnership shall be deemed to have distributed the assets of the Partnership in kind to the Partners, who shall be deemed to have assumed and taken subject to all Partnership liabilities, all in accordance with their respective Capital Accounts. Immediately thereafter, the Partners shall be deemed to have recontributed the Property in kind to the Partnership, which shall be deemed to have assumed and taken subject to all such liabilities.

     10.4 Rights of Limited Partners. Except as otherwise provided in this Agreement, each Limited Partner shall look solely to the assets of the Partnership for the return of its Capital Contribution and shall have no right or power to demand or receive property other than cash from the Partnership. No Limited Partner shall have priority over any other Limited Partner as to the return of its Capital Contributions, distributions, or allocations.


                                   ARTICLE XI

                                  MISCELLANEOUS

     11.1 Additional Documents and Acts. In connection with this Agreement, as well as all transactions contemplated by this Agreement, each Partner agrees to execute and deliver such reasonable additional documents and instruments, and to perform such reasonable additional acts, as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement, and all such transactions. All approvals of a Partner shall be in writing.

     11.2 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND WITHOUT REGARD TO CONFLICTS OF LAW.

     11.3 Severability. If this Agreement or any portion thereof is, or the operations contemplated hereby are, found to be inconsistent with or contrary to any valid applicable laws or official orders, rules and regulations, the inconsistent or contrary provisions of this Agreement shall be null and void and such laws, orders, rules and regulations shall control and, as so modified, shall continue in full force and effect; provided, however, that nothing contained herein shall be construed as a waiver of any right to question or contest any such law, order, rule or regulation in any forum having jurisdiction.

     11.4 Binding Effect. Except as herein otherwise expressly stipulated to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties signatory hereto, and their respective successors and assigns.

     11.5 Agreement Restricted to Partners. This Agreement is solely for the parties hereto and no covenant or other provision herein shall create any rights in, or give rise to any obligation to or cause of action by, any Person not a party hereto.

     11.6 Counterparts. This Agreement may be executed in a number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement.

     11.7 Power of Attorney; Amendments. Each of the Limited Partners hereby makes, constitutes and appoints the General Partner as its true and lawful attorney, to make, sign, execute, acknowledge and file with respect to the
Partnership:

          (a) such Certificates of Limited Partnership and such amended Certificates of Limited Partnership and such assumed name certificates and amendments thereto as may be required by law or pursuant to the provisions of this Agreement;

          (b) all documents required to qualify the Partnership to do business in other states;

          (c) documents of transfer of Partnership Interests and all other instruments to effect such transfers in the event the provisions of this Agreement have been complied with;

          (d) all documents required to reflect the dissolution and termination of the Partnership after it has been dissolved or terminated in accordance herewith; and

          (e) any amendment to this Agreement that the General Partner shall determine to be desirable or appropriate; provided, that any amendment to this Agreement that would adversely affect any right or interest of any Limited Partner may only be made with the written consent of such Limited Partner.

     The foregoing power of attorney is hereby declared to be irrevocable and is a power coupled with an interest, and it shall survive and not be affected by the subsequent death, incompetency, legal disability, withdrawal, dissolution, bankruptcy, insolvency or termination of any Partner or the transfer of all or any portion of a Partnership Interest, and shall extend to each Partner's heirs, legal representatives, successors and assigns.

     11.8 Notices. All notices and demands provided for in this Agreement shall be in writing and shall be given to the other Partners by hand, by telegram (or telefax), or by United States Registered or Certified Mail, postage prepaid, return receipt requested, to the addresses set forth below or to such other addresses as any Partner hereto may be hereafter specify in writing:

               (a)  If to a Limited Partner:

                    To the address or fax number
                    set forth beneath the Limited Partner's
                    name on Exhibit A hereto

               (b)  If to the General Partner:

                    To the address or fax number
                    set beneath the General Partner's
                    name on Exhibit A hereto

     Each notice or demand given by hand shall be effective as of its delivery to the other Partners as so provided. Each notice given by telecopy or telefax shall be effective as of the date on which such telegram or telefax is transmitted and confirmation of delivery, or attempted delivery, thereof is received. Each notice or demand given by mail shall be deemed delivered and effective on the earlier to occur of (a) the date of delivery as shown by the return receipt or (b) three (3) business days after the mailing thereof in accordance with the provisions hereof. Any Partner may change its address for purposes of receiving notices by giving notice thereof to the other Partner as provided in this Article XI.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.


                                   "GENERAL PARTNER"

                                   CRIIMI MAE Management, Inc.

                                   By:  /s/ H. William Willoughby
                                        ---------------------------
                                        H. William Willoughby
                                        President

                                   "LIMITED PARTNER"

                                   CRIIMI MAE Services, Inc.

                                   By:  /s/ William B. Dockser
                                        -------------------------
                                        William B. Dockser
                                        Chairman of the Board

                                    EXHIBIT A

                   LIMITED PARTNERSHIP AGREEMENT OF CRIIMI MAE
                          SERVICES LIMITED PARTNERSHIP



Name and Address              Initial Contribution     Partnership
                                                         Interest
GENERAL PARTNER
CRIIMI MAE Management, Inc.             $  538,000.00       8%
11200 Rockville Pike
Rockville, Maryland  20852
Attention:     H. William Willoughby,
        President

     with a copy to:

     Office of General Counsel
     C.R.I., Inc.
     11200 Rockville Pike
     Rockville, Maryland  20852
     Facsimile Number:  301/468-3150

LIMITED PARTNER
CRIIMI MAE Services, Inc.               $6,585,964.00       92%
11200 Rockville Pike
Rockville, Maryland  20852
Attention:     H. William Willoughby,
        President
     with a copy to:

     Office of General Counsel
     C.R.I., Inc.
     11200 Rockville Pike
     Rockville, Maryland  20852
     Facsimile Number:  301/468-3150

                                   APPENDIX A

                                  DEFINED TERMS

          "Act" means the Maryland Revised Uniform Limited Partnership Act, as amended from time to time (or any corresponding provisions of succeeding law).

          "Additional Capital Contribution" means any Capital Contribution by a Partner other than its initial Capital Contributions.

          "Adjusted Capital Account Deficit" means, with respect to any Limited Partner, the deficit balance, if any, in such Limited Partner's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

               (i) Credit to such Capital Account any amounts which such Limited Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5);

               (ii) Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and
          1.704(b)(2)(ii)(d)(6) of the Regulations.

     The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

          "Affiliate" means, with respect to any Person, any Person controlling, controlled by or under common control with such Person, with the concept of control in such context meaning the possession, directly or indirectly, of the power to direct the management and policies of another, whether through the ownership of voting securities, by contract or otherwise. "Affiliate" shall also include direct lineal ancestors and descendants of a natural Person and others related to such natural Person no more distantly than first cousin.

          "Capital Account" means, with respect to any Partner, the Capital Account maintained for such Partner in accordance with the following provisions:

               (i) To each Partner's Capital Account there shall be credited such Partner's Capital Contributions, such Partner's distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Section 5.3 or Section 5.4 hereof, and the amount of any Partnership liabilities assumed by such Partner or which are secured by any asset of the Partnership distributed to such Partner;

               (ii) To each Partner's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Partnership asset distributed to such Partner pursuant to any provision of this Agreement, such Partner's distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section 5.3 or Section 5.4, and the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership;

               (iii) In the event all or a portion of an interest in the Partnership is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest; and

               (iv) In determining the amount of any credit or debit for purposes of subparagraph (i) and (ii) of this definition, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

     The foregoing provisions and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations
     Section 1.704-1(b) and 1.704-2 and shall be interpreted and applied in a manner consistent with such Regulations. In the event the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Partnership or a Partner), are computed in order to comply with such Regulations, the General Partner may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Partner pursuant to Section 10.1 hereof upon the dissolution and liquidation of the Partnership. The General Partner may also (a) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership's balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (b) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Sections 1.704-1 and 1.704-2.

          "Capital Contributions" means, with respect to any Partner, the amount of money, in cash or from the proceeds of a draw on a letter of credit, and the initial Gross Asset Value of any property (other than money) contributed to the Partnership with respect to the interest in the Partnership held by such Partner. Loans to the Partnership shall not be considered Capital Contributions or included in the Capital Account of any Partner. The principal amount of a promissory note which is not readily traded on an established securities market and which is contributed to the Partnership by the maker of the note (or a Partner related to the maker of the note within the meaning of Regulations Section 1.704-1(b)(2)(ii)(c)) shall not be included in the Capital Account of any Partner until the Partnership makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Regulations Section 1.704-1(b)(2)(iv)(d)(2). Except as provided herein, without the consent of the General Partner, no Capital Contributions will be made by any Partner other than in cash.

          "Certificate" means the Certificate of Limited Partnership of the Partnership filed in the State Department of Assessments and Taxation of the State of Maryland.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

          "Depreciation" means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for U.S. federal income tax purposes with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis, provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

          "Distribution" means any distribution of Net Cash Flow pursuant to
     Section 4.1. "Fiscal Year" means (i) the period commencing on the date hereof and ending December 31, 1995, and (ii) any subsequent twelve (12) month period commencing on January 1 and ending on the earlier to occur of
     (A) the next December 31 or (B) the date on which all assets of the Partnership are distributed pursuant to Section 10.1 hereof and the Certificate has been cancelled pursuant to the Act.

          "Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

               (i) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as agreed by the contributing Partner and the Partnership;

               (ii) The Gross Asset Value of each Partnership asset shall be adjusted to equal its respective gross fair market value, as determined by the General Partner, as of the following times: (a) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership assets in liquidation of this interest in the Partnership within the meaning of Regulations
          Section 1.704-(b)(2)(ii)(g); and (c) the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (a) and (b) above shall be made only if the General Partner determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

               (iii) The Gross Asset Value of any Partnership asset distributed to any Partner shall be adjusted to equal the gross fair market value of such asset on the date of distribution; and

               (iv) The Gross Asset Value of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations
          Section 1.704-1(b)(2)(iv)(m) and Section 5.3(g) hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent that General Partner determines that an adjustment pursuant to subparagraph (ii) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (i), subparagraph (ii), or subparagraph (iv) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

          "Gross Receipts" means all cash receipts of any kind received by the Partnership.

          "Interest" means the ownership interest of a Partner in the Partnership and the obligations attendant thereto, all as governed by this Agreement.

          "Limited Partner" means CRIIMI MAE Services, Inc. and each Person who becomes a limited partner pursuant to the terms of this Agreement.

          "Liquidating Capital Transaction Proceeds" shall mean all cash and other assets of the Partnership following a Liquidating Capital Transaction and after satisfaction or creditors and creation of reserves pursuant to Sections 10.1(a) and (b). "Majority in Interest of the Limited Partners" means those Limited Partners holding an aggregate of 51% or more of all of the Partnership Interests eligible to vote on a matter owned by the Limited Partners as a group.

          "Management Business" shall have the meaning specified in the Contribution Agreement.

          "Net Cash Flow" means the excess of Gross Receipts over the sum of the amounts of (i) expenditures by the Partnership, (ii) Distributions, an
     (iii) the amount of any reasonable reserves then maintained by the General Partner, all such amounts to be determined for the period beginning on the date hereof and ending on the last day of the quarter immediately prior to, or which ends on, the date of a distribution of Net Cash Flow pursuant to
     Section 4.1 hereof.

          "Nonrecourse Deductions" has the meaning set forth in Section 1.704-2(b)(1) of the Regulations.

          "Nonrecourse Liability" has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

          "Partner Nonrecourse Debt" has the meaning set forth in Section 1.704-2(b)(4) of the Regulations.

          "Partner Nonrecourse Debt Minimum Gain" means that amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with the principles of Regulations Section 1.704-2(i)(3).

          "Partner Nonrecourse Deductions" means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(g)(2)(B) of the Code) that, in accordance with the principles of Regulations Sections 1.704-2(i)(1) and (2), are attributable to a Partner Nonrecourse Debt.

          "Partners" means the General Partner and the Limited Partners, where no distinction is required by the context in which the term is used herein. "Partner" means any of the Partners.

          "Partnership" means CRIIMI MAE Services Limited Partnership.

          "Partnership Account(s)" has the meaning assigned to such term in
     Section 6.6.

          "Partnership Interest" means the respective percentage interest of a Partner in the Partnership, provided, however, that at all times the General Partner shall have a Partnership Interest of not less than 1%. The initial Partnership Interests of the Partners are set forth on Exhibit A.

          "Partnership Minimum Gain" has the meaning set forth in Sections 1.704-2(b)(2) and (d) of the Regulations.

          "Person" means any individual, partnership, corporation, trust, or other entity.

          "Prime Rate" means the prime or base rate of interest listed in the Wall Street Journal as such rate may change from time to time. If a range of rates is quoted, it shall be the lowest rate so quoted.

          "Profits" and "Losses" mean, for each Fiscal Year or other period, an amount equal to the Partnership's taxable income or loss or such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

               (i) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

               (ii)   Any expenditures of the Partnership described in Code
          Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

               (iii) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

               (iv) Gain or loss resulting from any disposition of Partnership assets with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

               (v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition of Depreciation;

               (vi) To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-
          (b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner's interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and

               (vii) Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 5.3 or
          Section 5.4 hereof shall not be taken into account in computing Profits or Losses.

          "Property" means all real and personal property (including tangible and intangible property) or interests therein acquired by the Partnership pursuant to or on account of the Contribution Agreement and any other real or personal property or interests therein appropriate in the judgment of the General Partner.

          "Regulations" means the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

                                   APPENDIX B


            LIST OF CRICO MORTGAGE COMPANY, INC. SERVICING AGREEMENTS


     1. Sub-Servicing Agreement dated as of September 1, 1993 between Citibank, N.A. as master servicer and CRICO Mortgage Company, Inc. as sub-servicer, together with First Amendment to Subservicing Agreement dated as of October 15, 1993.

     2. Pooling and Servicing Agreement dated as of September 1, 1993 among Mortgage Capital Funding, Inc. as sponsor, Citibank, N.A. as mortgage asset seller, master servicer and REMIC administrator, CRICO Mortgage Company, Inc. as special servicer, and The Bank of New York, as Trustee.

     3. Servicing Agreement dated as of February 10, 1994 between Citibank, N.A. and CRICO Mortgage Company, Inc.

     4. Servicing Agreement made as of April 15, 1994 among The Bank of New York, Aurora Capital, Inc. and CRICO Mortgage Company, Inc.

     5. Delegation Agreement (Coinsurance), dated as of January 11, 1993, by and between Integrated Funding, Inc. and CRICO
          Mortgage Company, Inc. as amended by First Amendment to
          Delegation Agreement dated April 1, 1995.

     6. Loan Agreement dated as of December 1, 1986 among the City of Burnsville, Minnesota, Greenhaven Village Apartments of Burnsville Phase II Limited Partnership and Capitol Realty Investors Tax Exempt Fund Limited Partnership executed by CRICO Mortgage Company, Inc. as Servicer.

     7. Escrow Agreement dated as of December 1, 1986 between the City of Burnsville, as Issuer, Greenhaven Village Apartments of Burnsville Phase II Limited Partnership, as Developer, Capital Realty Investors Tax Exempt Fund Limited Partnership, as Bondowner and CRICO Mortgage Company, Inc. as Escrow Agent.

     8. Loan Agreement dated as of December 1, 1986 among The City of Eagan, Minnesota, Royal Oak Circle, a Limited Partnership and Capital Realty Investors Tax Exempt Fund Limited
          Partnership executed by CRICO Mortgage Company, Inc. as
          Servicer.

     9. Escrow Agreement dated as of December 1, 1986 between City of Eagan, as Issuer, Royal Oak Circle, a Limited
          Partnership, as Developer, Capital Realty Investors Tax
          Exempt Fund Limited Partnership, as Bondowner and CRICO
          Mortgage Company, Inc. as Escrow Agent.

     10. Loan Agreement dated as of August 1, 1987 among The City of Burnsville, Minnesota, Trailway Pond Apartments Limited Partnership and Capital Realty Investors Tax Exempt Fund Limited Partnership executed by CRICO Mortgage Company, Inc. as Servicer.

     11. Escrow Agreement dated as of August 1, 1987 between The City of Burnsville, Minnesota, as Issuer, Trailway Pond
          Apartments Limited Partnership, as Developer, Capital Realty Investors Tax Exempt Fund Limited Partnership, as Bondowner, and CRICO Mortgage Company, Inc. as Escrow Agent.

     12. Loan Agreement dated as of March 1, 1987 among The Washington County Housing and Redevelopment Authority, Valley Creek Apartments Limited Partnership and Capital Realty Investors Tax Exempt Fund Limited Partnership executed by CRICO Mortgage Company, Inc. as Servicer.

     13. Loan Agreement dated as of March 1, 1987 between The Washington County Housing and Redevelopment Authority, as Issuer, Valley Creek Apartments Limited Partnership, as Developer, Capital Realty Investors Tax Exempt Fund Limited Partnership, as Bondowner and CRICO Mortgage Company, Inc. as Escrow Agent.

     14. Loan Agreement dated as of March 1, 1987 among The City of White Bear Lake, Minnesota, White Bear Woods Limited
          Partnership and Capital Realty Investors Tax Exempt Fund Limited Partnership executed by CRICO Mortgage Company, Inc. as Servicer.

     15. Loan Agreement dated as of May 1, 1987 among The Industrial Development Authority of the City of Kansas City, Missouri, Ethan's Glen Venture and Capital Realty Investors Tax Exempt Fund Limited Partnership executed by CRICO Mortgage Company, Inc. as Servicer.

     16. Escrow Agreement dated as of May 1, 1987 among The Industrial Development Authority of the City of Kansas City, Missouri, the Issuer, Ethan's Glen Venture, the Developer, Capital Realty Investors Tax Exempt Fund Limited Partnership, the Bondowner, CRICO Mortgage Company, Inc., the Servicer, and The Merchants Bank, the Escrow Agent.

     17. Loan Agreement dated as of December 1, 1987 among The City of Eden Prairie, Minnesota, Fountain Place Apartments
          Limited Partnership and Capital Realty Investors Tax Exempt Fund Limited Partnership executed by CRICO Mortgage Company, Inc. as Servicer.

     18.  Escrow Agreement dated as of December 1, 1987 between
          Fountain Place Apartments Limited Partnership, as Developer, Capital Realty Investors Tax Exempt Fund Limited
          Partnership, as Bondowner executed by CRICO Mortgage
          Company, Inc. as Escrow Agent.

     19. Loan Agreement dated as of March 1, 1988 among Washington State Housing Finance Commission, James Street Crossing Limited Partnership, Seattle-First National Bank and Capital Realty Investors Tax Exempt Fund Limited Partnership executed by CRICO Mortgage Company, Inc. as Servicer, as amended by Amendment to Loan Agreement dated as of September 1, 1988 among James Street Crossing Limited Partnership, the Developer, Key Bank of Puget Sound, as Trustee and Capital Realty Investors Tax Exempt Fund Limited Partnership, the Bondowner.

     20. Loan Agreement dated as of August 1, 1987 among The City of Burnsville, Minnesota, Trailway Pond Apartments Limited Partnership and Capital Realty Investors Tax Exempt Fund Limited Partnership executed by CRICO Mortgage Company, Inc. as Servicer.

     21. Escrow Agreement dated as of August 1, 1987 among The City of Burnsville, Minnesota, as Issuer, Trailway Pond
          Apartments Limited Partnership, as Developer, Capital Realty Investors Tax Exempt Fund Limited Partnership, as Bondowner and CRICO Mortgage Company, Inc. as Escrow Agent

     22.  Loan Agreement dated as of October 1, 1988 among The
          Industrial Development Authority of the City of Kansas City, Missouri, TCR-Ethan's Glen Limited Partnership and Capital Realty Investors Tax Exempt Fund Limited Partnership executed by CRICO Mortgage Company, Inc. as Servicer.

     23. Escrow Agreement dated as of October 1, 1988 between The Industrial Development Authority of the City of Kansas City, Missouri, as Issuer, TCR-Ethan's Glen Limited Partnership, as Developer, Capital Realty Investors Tax Exempt Fund Limited Partnership, as Bondowner, The Merchants Bank, as Trustee, as Escrow Agent and CRICO Mortgage Company, Inc., as Servicer

     24. Loan Agreement dated as of August 1, 1988 among The City and County of San Francisco, Geary Courtyard Associates, and Capital Realty Investors Tax Exempt Fund III Limited
          Partnership executed by CRICO Mortgage Company, Inc. as
          Servicer.

     25. The Agency Servicing Agreement dated as of January 1, 1989, among First Housing Development Corporation of Florida, as Agency Servicer, Citizens and Southern Trust Company (Florida), National Association, as Trustee, and the Florida Housing Finance Agency, as the Agency, Ocean Walk Phase I Limited Partnership, as Developer, Capital Realty Investors Tax Exempt Fund III Limited Partnership, as Bondholder and CRICO Mortgage Company, Inc., as Servicer.

     26. Loan Agreement dated as of January 1, 1989 between Ocean Walk Phase I Limited Partnership and Capital Realty
          Investors Tax Exempt Fund III Limited Partnership executed by CRICO Mortgage Company, Inc. as Servicer.

     27. Loan Agreement dated as of January 1, 1990 among Iowa Finance Authority, Regency Woods Limited Partnership and Capital Realty Investors Tax Exempt Fund III Limited Partnership executed by CRICO Mortgage Company, Inc. as Servicer.

     28. Loan Agreement dated as of February 1, 1989 among Washington County Housing and Redevelopment Authority Valley Creek
          Apartments II Limited Partnership and Capital Realty
          Investors Tax Exempt Fund III Limited Partnership executed by CRICO Mortgage Company, Inc. as Servicer.

     29. Loan Agreement dated as of September 1, 1988 among The Washington County Housing and Redevelopment Authority, Woodlane Place Apartments Limited Partnership and Capital Realty Investors Tax Exempt Fund III Limited Partnership executed by CRICO Mortgage Company, Inc. as Servicer.

     30. Escrow Agreement dated as of September 1, 1988 between The Washington County Housing and Redevelopment Authority, as Issuer, Woodlane Place Apartments Limited Partnership, as Developer, Capital Realty Investors Tax Exempt Fund III Limited Partnership, as Bondowner and CRICO Mortgage Company, Inc., as Escrow Agent

     31. Letter Agreement dated February 21, 1995 between Greystone and CRICO Mortgage Company concerning GNMA Pool #155615, Silver Hill Apartments.

     32. Letter Agreement dated June 22, 1995 by and between CRICO Mortgage Company, Inc. and Advantage Properties, Inc.
          regarding GNMA Pool #155615, Silver Hill Apartments.

     33. Letter Agreement dated June 19, 1992 between Reilly Mortgage Group, Inc. and Daiwa Finance Corp. regarding Evergreen Retirement Center, Cincinnati, Ohio, FHA Project No. 046-35589, assigning interest to CRICO Mortgage Company, Inc.

     34. Letter Agreement dated June 24, 1992 between CRICO Mortgage Company, Inc. and PFC Corporation regarding Evergreen
          Retirement Community, FHA Project #046-35589.

     35. Letter Agreement dated October 6, 1992 between J.D. Burt Company, Inc. and CRICO Mortgage Company (erroneously addressed to CRI, Inc.) regarding Hideaway Townhouse Company, Dublin, Ohio and Hideaway Company, Dublin, Ohio.

     36. Letter Agreement dated October 2, 1992 between PFC Corporation and CRICO Mortgage Company, Inc. regarding Wheelock Apartments, FHA Project No. 092-11039.

     37. Sub-Servicing Agreement dated as of May 24, 1995, by and between CRICO Mortgage Company, Inc. and Bankers Trust
          Company.